UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2009

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 3, 2009, the Compensation Committee of the Board of Directors of SAVVIS, Inc. (“Savvis” or the “Company”) approved an increase in compensation for William D. Fathers, SVP, Managing Director- US, in connection with his assumption of responsibilities for US Sales. Mr. Fathers’ annual base salary and incentive target were increased to $400,000 and 80%, respectively. Mr. Fathers also received 115,000 restricted stock unit awards, which will vest over a three year period. A portion of the restricted stock unit awards will vest only if the Compensation Committee determines that certain performance-based targets relating to a portion of US revenues, subject to specified adjustments, have been achieved. These performance-based awards include a catch-up feature that is further based on performance. The remaining portion of the awards will vest only if the Compensation Committee determines that annual incentive-based targets relating to global incremental revenue from specified customer(s), subject to specified adjustments, have been achieved. The 2011 and 2012 targets for the annual incentive-based portion of the awards will be selected by the Compensation Committee no later than March 30 of such year. Restricted stock unit award shares are otherwise subject to the terms and conditions set forth in the awards and the Company’s Amended and Restated 2003 Incentive Compensation Plan, as amended. Shares that have not vested on or prior to March 31, 2013 will not vest and will be forfeited to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: November 4, 2009	By:	/S/ GREGORY W. FREIBERG
	Name:	Gregory W. Freiberg
	Title:	Chief Financial Officer